Exhibit 99.1

For Immediate Release:

February 8, 2019

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Announces Changes to Determined Share Value and Monthly Distribution Rate

ROCHESTER, N.Y. -- Broadstone Net Lease, Inc. (“BNL”), a privately offered real estate investment trust (“REIT”) managed by Broadstone Real Estate, LLC, announced that on February 8, 2019, its Board of Directors and Independent Directors Committee (the “IDC”) approved the following items with regard to investments in BNL’s common shares and membership units in Broadstone Net Lease, LLC (the “Operating Company”).

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The IDC voted to set BNL’s Determined Share Value (“DSV”) at $85.00 per share, for investments to be made between February 1, 2019 and April 30, 2019. Shares of BNL’s common stock are sold in BNL’s ongoing private offering at a price equal to the DSV, which is established quarterly based on the net asset value (“NAV”) of the REIT’s portfolio, input from management, and such other factors as the IDC may determine. The DSV had been $86.00 for the prior three months.

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The Board increased the REIT’s monthly distribution rate by 2.3%, from $0.43 per share and unit of membership interest in the Operating Company (other than BNL) to $0.44 per share. Distributions for the next three months will be paid on or before March 15, 2019, April 15, 2019, and May 15, 2019, to holders of record as of February 27, 2019, March 28, 2019, and April 29, 2019, respectively. Based on the REIT’s current Determined Share Value of $85.00, the distribution represents an annualized cash yield of 6.21%, or 6.53% assuming reinvestment of monthly distributions in BNL’s Distribution Reinvestment Plan (“DRIP”). BNL has been paying distributions on at least a quarterly basis since May 2008, and on a monthly basis since June 2014. The annual dividend rate has increased every year since 2010.

“I am very pleased to announce a 2.3% increase in BNL’s monthly dividend to $0.44 per share,” said Chris Czarnecki, BNL’s Chief Executive Officer. “We have increased our dividend every year since 2010, and this latest increase is well supported by BNL’s 2018 operating performance and the in-place portfolio of assets.” Addressing the decrease in Determined Share Value, Czarnecki commented, “We follow a rigorous and disciplined process when setting the REIT’s quarterly Determined Share Value, using the estimated gross value of our real estate as a starting point, and  then adjusting — upwards as well as downwards — for other tangible assets and liabilities to arrive at an estimate of net asset value for BNL which serves as the basis for the IDC’s setting of the DSV. Although the value of our real estate assets increased over the course of the fourth quarter in absolute dollar terms as a result of acquisition activity and growth in the portfolio’s rental income, the implied capitalization rate on the portfolio used for valuation purposes remained consistent with that of the third quarter and the previous eight quarters. As part of our adjustments for other tangible assets and liabilities, we mark our fixed rate borrowings to market using the prevailing benchmark interest rates. During December, the Treasury market experienced a rally, resulting in a decline in these benchmark interest rates that we use to estimate the value of our fixed rate debt and interest rate swaps. This change in value of BNL’s fixed rate debt and interest rate swaps offset the increase observed in our real estate values, leading to an overall decline in our estimated NAV per share and the corresponding DSV reduction.”

BNL also announced today that the cap on new or additional investments in shares of its common stock will be $20 million for closings that are scheduled to occur on February 28, 2019, March 29, 2019, and April 30, 2019, respectively. The monthly cap only applies to new or additional investments, and not to DRIP investments or equity capital received in connection with UPREIT transactions.

About Broadstone Net Lease

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 621 retail, healthcare, industrial, office, and other properties in 42 states as of December 31, 2018, the REIT targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 3,100 stockholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," “would be,“ "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.